Exhibit 10.53
AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) by and between HLTH Corporation, a Delaware corporation (the “Company”), and Kevin Cameron (“Executive”) is effective as of December 16, 2008.
     WHEREAS, Executive and the Company (formerly known as Emdeon Corporation) are parties to an Employment Agreement dated as of September 23, 2004 (as previously amended on February 1, 2006, the “Agreement”); and
     WHEREAS, Executive and the Company desire to amend the Employment Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree that the Agreement is amended as set forth below:
     1. Section 4.2 is amended by adding the following sentences to the end thereof:
“The payments and benefits under this Section 4.2 is subject to Section 4.7. The timing of payments and benefits under this Section 4.2 is subject to Section 4.8 and Section 4.9 below.”
     2. Section 4.4(i) is amended by changing the last parenthetical thereof to “(payable in accordance with Sections 4.8 and 4.9)”.
     3. Section 4.4 is amended by adding the following sentences to the end thereof:
“The payments and benefits under this Section 4.4 is subject to Section 4.7. The timing of payments and benefits under this Section 4.4 is subject to Section 4.8 and Section 4.9 below.”
     4. Section 4.5 is amended by adding the following as new subsections (C) and (D) to read as follows:
“(C) For the sake of clarity, no public offering or any split-off, spin-off or other divestiture of WebMD Health to stockholders of either the Company or WebMD

Health or any merger or similar combination only between the Company and WebMD Health (or affiliates thereof) shall constitute a Change in Control of the Company or of WebMD Health for purposes of this Agreement.
(D) The payments and benefits under this Section 4.5 is subject to Section 4.7. The timing of payments and benefits under this Section 4.5 is subject to Section 4.8 and Section 4.9 below.”
     5. Section 4.6 is amended by adding the following sentences to the end thereof:
“The payments and benefits under this Section 4.6 is subject to Section 4.7. The timing of payments and benefits under this Section 4.6 is subject to Section 4.8 and Section 4.9 below.”
     6. Section 4.7 is amended by deleting the last sentence thereof and inserting the following:
“Accordingly, in order to receive any of the benefits described in Section 4.2, 4.4, 4.5 or 4.6 under this Agreement, Executive must (i) execute and deliver to the Company an acknowledgement confirming the above within fifty (50) days of the date of Executive’s termination of employment and (ii) not revoke such acknowledgement pursuant to any revocations rights afforded by law. The Company shall provide to Executive such acknowledgement no later than three (3) days following Executive’s termination of employment. If Executive does not timely execute and deliver to the Company such acknowledgement, or if Executive executes it, but revokes it, no benefits under Section 4.2, 4.4, 4.5 or 4.6 shall be paid.”
     7. Section 4 is amended by deleting Section 4.8 thereof and inserting a new Section 4.8 and a new Section 4.9 to read as follows:
     “4.8. Time of Payment. “The payments of Base Salary described in Section 4.2, 4.4, 4.5 or 4.6 above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the Applicable Period. Commencement of payments of the Base Salary described in Sections 4.2, 4.4, 4.5 or 4.6 shall begin on the first payroll date that occurs in the first month that begins 60 days after the date of Executive’s termination of employment (the “Starting Date”) provided that Executive has satisfied the requirements of Section 4.7 of this Agreement; provided, however, that payment may be made on any date no earlier than 30 days prior to such payroll date if the provisions of Section 4.7 have been satisfied (including the expiration of the applicable revocation period). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payment of the Base Salary described in Section 4.2, 4.4, 4.5 or 4.6 had begun on the first payroll date following Executive’s termination of employment.

This timing of the commencement of payment of the Base Salary is subject to Section 4.9 below.
     4.9 Potential Delay of Payment. Notwithstanding the foregoing or any other provisions of this Agreement, any payment under this Agreement of the benefits described in Section 4.2, 4.4, 4.5 or 4.6 above (including the provision of benefits under Welfare Plans) that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six months after the date of Executive’s termination of employment or Executive’s death and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. If the amount of the employer portion of any premiums for any Welfare Plan are delayed as a result of this Section 4.9, Executive shall pay such premiums until the earliest date at which the Company may pay the premiums without violating the requirements of Section 409A(a)(2)(B)(i) of the Code and, on such date, the Company shall reimburse Executive for all of such premiums paid by Executive.”
8. Section 6 is amended by adding a new Section 6.5 to read as follows:
     “6.5 Time for Gross-Up Payment. Notwithstanding anything contained herein to the contrary, the Company shall pay to Executive any Gross-Up Payments hereunder no later than sixty days following the date that Executive pays the corresponding tax.”
9. Section 8 is amended by adding a new Section 8.8 and 8.9 to read as follows:
     “8.8 Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of that section.”

     “8.9 Separation from Service. For purposes of this Agreement, all references to Executive’s termination of employment shall mean his “separation from service” as defined under Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions thereunder.”
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HLTH CORPORATION
By:	/s/ Anne N. Smith
	Name:	Anne N. Smith
	Title:	Vice President – Legal

/s/ Kevin M. Cameron KEVIN CAMERON

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